EXHIBIT 10.1
CONN’S, INC.
AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN
(Effective September 2, 2020)
In December 2015, Conn’s, Inc., a Delaware corporation (the “Company”), adopted the Conn’s, Inc. Executive Severance Plan (the “Original Plan”) to provide key management employees with certain cash severance payments and/or other benefits in the event of a termination of employment. In order to encourage the retention of key management employees, the Compensation Committee of the Board of Directors (the “Committee”) of the Company has adopted this Amended and Restated Executive Severance Plan (the “Plan”).
SECTION 1. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below:
(a) “Accrued Rights” shall have the meaning set forth in Section 3(a).
(b) “Affiliate(s)” shall mean, with respect to any specified person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person, it being understood that control of an entity shall require the direct or indirect ownership of a majority of the outstanding stock of such entity. For purposes of the definition of “Affiliate(s),” the term “person” has the meaning described in Section 13(d) of the Exchange Act.
(c) “Annual Base Salary” shall mean, with respect to a Participant, such Participant’s annual rate of base salary in effect immediately prior to such Participant’s Termination Date (disregarding for this purpose any reduction in annual base salary that is the basis for a Good Reason termination).
(d) “Annual Cash Compensation” shall mean, with respect to a Participant, such Participant’s Annual Base Salary, plus such Participant’s annual target bonus for the then-current annual bonus period (disregarding for this purpose any reduction in annual target bonus that is the basis for a Good Reason termination).
(e) “Board” shall mean the Board of Directors of the Company.
(f) “Cause” shall mean, with respect to a Participant, the occurrence of any one of the following:
(i) willful and continued failure to substantially perform his or her obligations (other than any such failure resulting from such Participant’s incapacity due to any physical or mental illness); provided, however, that the Company shall have provided Participant with written notice of such failure and such Participant shall have been afforded at least thirty (30) days to cure such failure to the extent the failure is capable of cure;
(ii) gross negligence or willful misconduct in the performance of, or such Participant’s abuse of alcohol or drugs rendering such Participant unable to perform, the material duties and services required for the Participant’s position with the Company or an Affiliate;
(iii) the Participant’s conviction or plea of nolo contendre for any crime involving moral turpitude or a felony;
(iv) the Participant’s commission of an act of deceit or fraud intended to result in personal and unauthorized enrichment of the Participant at the expense of the Company or any of its Affiliates; or
(v) the Participant’s material violation of the written policies of the Company or any of its Affiliates (including the Company’s Code of Ethics, as in effect from time to time); or
(vi) the Participant’s breach of a material obligation of the Participant to the Company or any of its Affiliates pursuant to the Company’s Bylaws or any agreement between the Participant and the Company or any of its Affiliates.
(g) “Change in Control” shall mean the occurrence of any of the following events:
(i) During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
(ii) Any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary; (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (C) by any underwriter temporarily holding securities pursuant to an offering of such securities; (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership more than 50% of Company Voting Securities by such person;
(iii) The consummation of a merger, acquisition, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (1) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (2) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination; (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or
(iv) The consummation of a sale of all or substantially all of the Company’s assets or the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.
(h) “Claimant” shall have the meaning set forth in Section 4(c).
(i) “Committee” shall have the meaning set forth in the preamble to this Plan.

(j) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, or any successor statute thereto.
(k) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
(l) “Continuation Coverage” shall mean, subject to the limitations described in this definition, the continued coverage of a Participant and the Participant’s eligible dependents under the Company’s group health plan available to similarly situated employees of the Company and its Affiliates who have not terminated employment (or the provision of similar benefits, which may include the provision of benefits under one or more insurance policies). Such coverage shall be provided by the Company or its Affiliates during the Severance Period at the same cost to the Participant that is applicable to a similarly situated employee of the Company or its Affiliates who has not terminated employment, provided that such Continuation Coverage shall cease upon the earliest of (x) expiration of Participant’s Severance Period, (y) Participant ceasing to be eligible for COBRA coverage, and (z) the Participant becoming eligible for coverage under the health plan of a subsequent employer (it being understood and agreed that Participant shall promptly notify the Company of eligibility for coverage under the health plan of a subsequent employer). Continuation Coverage shall be subject to the application of any Medicare or other coordination of benefits provisions under a particular welfare benefit plan. Continuation Coverage under this Plan shall be applied in partial satisfaction of any COBRA coverage for which a Participant is otherwise eligible.
(m) “Disability” shall mean, with respect to a Participant, such Participant’s permanent disability (A) as determined in accordance with the disability insurance that the Company (or its Affiliates) may then have in effect, if any, or (B) if no such insurance is in effect, shall mean that Participant is subject to a medical determination that, because of a medically determinable disease, injury, or other mental or physical disability, such Participant is unable to perform substantially all of his then regular duties, and that such disability is determined or reasonably expected to last at least twelve (12) months, based on then-available medical information.
(n) “Effective Date” shall mean September 2, 2020.
(o) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(p) “Good Reason Termination” shall mean a Participant’s termination of employment for any of the following reasons:
(i) the material diminution of the Participant’s title, duties, authority or responsibilities, relative to Participant’s duties, authority or responsibilities as in effect immediately prior to such reduction or the assignment to Participant of such reduced duties, authority or responsibilities (other than temporarily while a Participant is physically or mentally incapacitated and unable to properly perform such duties, as determined by the Plan Administrator in good faith);
(ii) a material reduction of Participant’s target compensation opportunity, each as in effect as of the Effective Date or, if later, as in effect on the date of Participant’s initial participation in the Plan; or
(iii) an involuntary relocation of Participant’s principal place of employment by more than 50 miles.
Notwithstanding the foregoing or any other provision in this Plan to the contrary, any assertion by a Participant of a Good Reason Termination shall not be effective unless all of the following conditions are satisfied:
(A) the conditions described in the preceding sentence giving rise to the Participant’s termination of employment must have arisen without the Participant’s written consent;
(B) the Participant must provide written notice to the Company of such condition and the Participant’s intent to terminate employment, in accordance with Section 8(a) of this Plan, within 30 days after the initial existence of the condition;
(C) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and
(D) the date of the Participant’s termination of employment must occur within 30 days after the expiration of the correction period described in clause (C) above.

(q) “Involuntary Termination” shall mean any termination of a Participant’s employment with the Company which does not result from such Participant’s (i) resignation without Good Reason, (ii) death, (iii) actions or inactions constituting Cause or (iv) Disability.
(r) “Participant” shall have the meaning set forth in Section 2.
(s) “Plan Administrator” shall mean the Committee or such other person as may be designated by the Committee from time to time.
(t) “Severance Benefits” shall have the meaning set forth in Section 3(b).
(u) “Severance Period” shall mean such period as set forth in the attached Schedule A under the heading “Severance Period”; provided, however, to the extent a Participant is listed in the attached Schedule A under the heading “Change in Control Severance Period,” and if such Participant’s Termination Date occurs within 24 months after a Change in Control, such Participant’s Severance Period shall be as set forth in the attached Schedule A under the heading “Change in Control Severance Period.”
(v) “Subsidiary” shall mean any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.
(w) “Termination Date” shall mean, with respect to a Participant, the effective date of such Participant’s termination of employment. For all purposes of this Plan, a Participant shall be considered to have terminated employment with the Company when the Participant incurs a “separation of service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and the applicable guidance issued thereunder.
(x) “Termination Payment” shall mean an amount equal to a multiple of the Participant’s Annual Base Salary as set forth in the attached Schedule A under the heading “Termination Payment”; provided, however, to the extent a Participant is listed in the attached Schedule A under the heading “Change in Control Termination Payment,” and if such Participant’s Termination Date occurs within 24 months after a Change in Control, such Participant’s Termination Payment shall be an amount equal to the prescribed multiple of the Participant’s Annual Cash Compensation.
(y) “WARN” shall have the meaning set forth in Section 7(a).
SECTION 2. Eligibility.
Participants in this Plan (“Participants”) are those individuals who are classified as employees of the Company or one of its Subsidiaries and who hold the position of Vice President of the Company or higher as of or following the Effective Date and until the Termination Date (disregarding for this purpose any reduction in position that forms the basis for a Good Reason termination), or who are otherwise selected as Participants in this Plan by the Committee in its sole discretion. Notwithstanding the foregoing, a Participant who is a party to another agreement with the Company providing for severance benefits may, within 30 days of the Effective Date, elect that this Plan shall apply instead of such other agreement, and, in the case of such an election, no provision of such other agreement shall apply and such other agreement shall be terminated by the Participant. If a Participant who is a party to another agreement with the Company providing for severance benefits does not elect to have this Plan apply within 30 days of the Effective Date, such Participant’s severance benefits will be determined in accordance with the terms of such other agreement, and this Plan shall not apply.
SECTION 3. Compensation, Benefits and Effect of Termination of Employment.
(a) Effect of Termination of Employment on Compensation and Accrued Rights. Upon termination of a Participant’s employment with the Company or a Subsidiary for any reason, all compensation and all benefits to the Participant shall terminate, provided that the Company shall pay the Participant: (i) the earned but unpaid portion of the Participant’s Annual Base Salary through the Termination Date; (ii) any annual, long-term, or other incentive award that relates to a completed fiscal year or performance period, as applicable, and is payable (but not yet paid) on or before the Termination Date, which shall be paid in accordance with the terms of such award; (iii) a lump-sum payment in respect of accrued but unused vacation days in accordance with the Company’s policy, at the Participant’s per-business-day Annual Base Salary rate in effect as of the Termination Date; and (iv) any unpaid expense or other reimbursements that reasonably and necessarily incurred by Participant prior to his or her Termination Date, in accordance with the Company’s expense reimbursement policy (collectively, the “Accrued Rights”).

(b) Involuntary Termination and Good Reason Termination. Subject to Sections 3(d) and 6, upon a Participant’s termination of employment with the Company or a Subsidiary which constitutes an Involuntary Termination or a Good Reason Termination, in addition to the Accrued Rights, the Company shall also provide the Participant the following payments and benefits set forth in this Section 3(b) (collectively, the “Severance Benefits”):
(i) Continuation Coverage for the Participant and the Participant’s eligible dependents;
(ii) substantially equal installments on each of the Company’s regularly scheduled payroll dates during the Severance Period and having an aggregate value equal to the Termination Payment;
(iii) Notwithstanding Section 3(b)(ii) above, in the event of a Participant’s Termination within 24 months after a Change in Control, the Termination Payment shall be paid in a lump sum payment no later than 30 days after the Termination Date and all awards held by any Participant under the Conn’s 2011 Employee Omnibus Incentive Plan, 2016 Omnibus Incentive Plan, as amended, or 2020 Omnibus Equity Plan (or any successor plan) shall become vested and, if applicable, exercisable as of the Termination Date.
In addition, in the event a Participant is provided a Termination Payment in connection with a Termination during the 24 month period following a Change in Control and as provided for under the heading “Change in Control Termination Payment” on the attached Schedule A, such Participant shall receive a pro-rata bonus based on Company target performance for the fiscal year during which the Involuntary Termination or Good Reason Termination occurred; any such pro-rata target bonus shall be paid in a lump sum payment within 30 days after the Termination Date.
(c) Section 280G.
(i) Anything in this Plan to the contrary notwithstanding, if it is determined that any payment or distribution by the Company to or for the benefit of the Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (all such payments and benefits, including the payments and benefits under Section 3 hereof, being hereinafter referred to as the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively the “Excise Tax”), then the Total Payments will be reduced, in the order specified in Section 3(c)(ii), to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(ii) The Total Payments will be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to the Participant that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Participant that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity awards that are exempt from Section 409A of the Code; (C) reduction of any other payments or benefits otherwise payable to the Participant on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity awards that are exempt from Section 409A of the Code; and (D) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity awards that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.
(iii) Subject to the provisions of Section 3(c)(iv) hereof, all determinations required to be made under this Section 3(c), including whether and when Total Payments should be reduced, the amount of such Total Payments, Excise Taxes and all other related determinations, as well as all assumptions to be utilized in arriving at such determinations, will be made by a nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”). For purposes of the calculations required by this Section 3(c), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 3(c). All fees and expenses of the Accounting Firm will be borne solely by the Company. Any determination by the Accounting Firm will be binding upon the Company and the Participant.
(iv) As a result of uncertainty in the application of Section 280G and Section 4999 of the Code at the time of the initial calculation by the Accounting Firm hereunder, it is possible that the cash severance payment made by the Company will have been less than the Company should have paid pursuant to Section 3(c) hereof (the amount of any such deficiency, the “Underpayment”), or more than the Company should have paid pursuant to Section 3(c) hereof (the amount of any such overage, the “Overpayment”). In the event of an Underpayment, the Company will pay the Participant the amount of such Underpayment (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code) not later than five business days after the amount of such Underpayment is subsequently determined, provided, however, such Underpayment will not be paid later than the end of the calendar year following the calendar year in which the Participant remitted the related taxes. In the event of an Overpayment, the amount of such Overpayment will be paid to the Company by the Participant not later than five business days after the amount of such Overpayment is subsequently determined (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code).]
(d) Release of Claims. The obligations of the Company and its Affiliates under this Section 3 shall be subject to such Participant’s execution, within 21 days after the Termination Date, of a general release and waiver in substantially the form used by the Company for similarly situated employees (the “General Release”), which has become irrevocable within such period. Any amounts payable or benefits provided to a Participant pursuant to Section 3(b) shall be delayed until such General Release has become effective and irrevocable.
SECTION 4. Plan Administration. This Plan shall be administered by the Plan Administrator. The Plan Administrator shall have discretionary and final authority to interpret and implement the provisions of this Plan and to determine eligibility for benefits under the Plan. The Plan Administrator shall perform all of the duties and exercise all of the powers and discretion that he or she deems necessary or appropriate for the proper administration of this Plan. Every interpretation, choice, determination or other exercise by the Plan Administrator of any power or discretion given either expressly or by implication to it shall be conclusive and binding upon all parties having or claiming to have an interest under this Plan or otherwise directly or indirectly affected by such action, without restriction, however, upon the right of the Plan Administrator to reconsider or redetermine such action. The Administrator may adopt such rules and regulations for the administration of this Plan as are consistent with the terms hereof, and shall keep adequate records of its proceedings and acts. The Administrator may employ such agents, accountants and legal counsel as may be appropriate for the administration of the Plan.
SECTION 5. Mandatory Arbitration. Any dispute arising in connection with this Plan shall be finally resolved by arbitration in Houston, Texas pursuant to and in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Such arbitration shall be the sole and exclusive procedure available to a Participant for resolving a dispute regarding a denied claim by the Plan Administrator. The Participant and the Company shall share equally the cost of such arbitration, including but not limited to the fees of the arbitrator and reasonable attorneys’ fees, unless the arbitrator determines otherwise. The arbitrator’s decision shall be final and legally binding on both parties. Judgment upon the arbitrator’s decision may be entered in any court of appropriate jurisdiction, and may not be challenged in any court, either at the place of arbitration or elsewhere. This Section shall be governed by the provisions of the Federal Arbitration Act.
SECTION 6. Section 409A Compliance; Changes in Law.
(a) It is the intention of the Company that the provisions of this Plan comply with Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with Section 409A of the Code. The Company shall administer and operate this Plan in compliance with Section 409A of the Code and any rules, regulations or other guidance promulgated thereunder as in effect from time to time and in the event that the Company determines that any provision of this Plan does not comply with Section 409A of the Code or any such rules, regulations or guidance and that as a result a Participant may become subject to a Section 409A tax, notwithstanding Section 8(j), the Company shall have the discretion to amend or modify such provision to avoid the application of such Section 409A tax, and in no event shall a Participant’s consent be required for such amendment or modification. Notwithstanding any provision of this Plan to the contrary, each Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with amounts payable pursuant to this Plan (including any taxes arising under Section 409A of the Code), and the Company shall have no obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes.
(b) The payments under this Plan are designated as separate payments for purposes of the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B). As a result, (A) payments that are made on or before the 15th day of the third month of the calendar year following the year that includes the Participant’s Termination Date, (B) any additional payments that are made on or before the last day of the second calendar year following the year of the Participant’s Termination Date and do not exceed the lesser of two times the Participant’s annual rate of pay in the year prior to his termination or two times the limit under Section 401(a)(17) of the Code then in effect, and (C) continued medical expense reimbursements during the applicable COBRA period, are exempt from the requirements of Section 409A of the Code.
(c) To the extent any amounts under this Plan are payable by reference to a Participant’s “termination of employment,” such term and similar terms shall be deemed to refer to such Participant’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Plan, to the extent any payments hereunder constitute “nonqualified deferred compensation,” within the meaning of Section 409A of the Code, and the Participant is a specified employee, within the meaning of Treasury Regulation Section 1.409A-1(i), as determined by the Company in accordance with any method permitted under Section 409A of the Code, as of the date of the Participant’s separation from service, each such payment that is payable upon such Participant’s separation from service and would have been paid prior to the six-month anniversary of such Participant’s separation from service, shall be delayed until the earlier to occur of (i) the first day of the seventh month following the Participant’s separation from service or (ii) the date of the Participant’s death (which date is the “Section 409A Payment Date”). This paragraph shall not apply to any payment or benefit otherwise described in the preceding sentence if another provision of this Plan or any other plan or program of the Company or any of its Affiliates is intended to cause such Participant’s receipt of such payment or benefit to satisfy the requirements of Section 409A(a)(2)(B)(i) of the Code.
(d) Any reimbursements payable to a Participant pursuant to this Plan or otherwise shall be paid to such Participant in no event later than the last day of the calendar year following the calendar year in which such Participant incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Plan shall not be subject to liquidation or exchange for any other benefit.
(e) In the event that the Company determines that any provision of this Plan violates, or would result in any material liability (other than liabilities for Severance Benefits) to the Company under, any law, regulation, rule or similar authority of any governmental agency (other than Section 409A of the Code), the Company shall be entitled, notwithstanding Section 8(j), to amend or modify such provision as the Company determines in its discretion to be necessary or desirable to avoid such violation or liability, and in no event shall any Participant’s consent be required for such amendment or modification.
(f) To the extent any payment or benefit which constitutes “nonqualified deferred compensation,” within the meaning of Section 409A of the Code is contingent upon the execution and non-revocation of a General Release, then such payment or benefit shall not commence until the later of (i) the first payroll date occurring on or after the sixtieth (60th) day following Participant’s “separation from service,” and (ii) the set payment date otherwise established for commencing the payments and/or benefits.
(g) Notwithstanding any provision of the Plan to the contrary, to the extent that any amount constituting nonqualified deferred compensation,” within the meaning of Section 409A of the Code would become payable in a lump sum under the Plan by reason of a Change in Control, such amount shall become payable in a lump sum only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A (a “409A Change in Control”). The portion of any payment or benefit which constitutes Section 409A deferred compensation and which would otherwise be payable in a lump sum pursuant to Section 3(b)(iii)

hereof upon a Change in Control that does not qualify as a 409A Change in Control shall be paid based upon the time and form of payment set forth in Section 3(b)(ii) hereof, and with respect to other awards or programs in accordance with the plan or other documents governing such award.
SECTION 7. Payment Obligations Absolute; No Mitigation.
(a) The obligations of the Company and its Affiliates under Section 3 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set off, counterclaim, recoupment, defense or other right which the Company or its Affiliates may have against a Participant or anyone else. Severance Benefits under the Plan shall be reduced by any payments made or to be made by the Company or its Affiliates to the Participant to comply with, or satisfy liability under, the Worker Adjustment and Retraining Notification Act (“WARN”) or any other Federal, State, or local law requiring payments in connection with an involuntary termination of employment, plant shutdown, or workforce reduction, including, but not limited to, amounts paid in connection with paid leaves of absence, back pay, benefits, and other payments intended to satisfy such liability or alleged liability.
(b) In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.
(c) The payments and benefits provided under Section 3 shall constitute the sole and exclusive remedy of a Participant for any alleged injury or other damages arising out of the cessation of such Participant’s employment relationship with the Company, and a Participant shall not be entitled to any other payments or other benefits from the Company or its Affiliates as compensation for any such alleged injuries or other damages.
(d) Except as expressly provided in a written agreement between a Participant and the Company entered into after the date of such Participant’s initial participation in the Plan and which subsequent agreement is approved by the Board or the Committee, the total amount of severance payments and benefits that may be received by such Participant as a result of the events described in Section 3 pursuant to (a) the Plan, (b) any agreement between such Participant and the Company, or (c) any other plan, practice, or statutory obligation of the Company, shall not exceed the amount of payments and benefits provided by the Plan upon such events, and the aggregate amounts payable under the Plan shall be reduced to the extent of any excess (but not below zero).
SECTION 8. Miscellaneous.
(a) Notices. Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Company: Conn’s, Inc.
2445 Technology Forest Blvd, Suite 800
The Woodlands, TX 77381
Attention: Chief Human Resources Officer

Conn’s, Inc.
2445 Technology Forest Blvd, Suite 800
The Woodlands, TX 77381
Attention: General Counsel

If to a Participant: At the most recent address
on file with the Company
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

(b) Governing Law. This plan shall be deemed to be made in the State of Texas, and, the validity, interpretation, construction and performance of this plan in all respects shall be governed by the laws of the State of Texas without regard to its principles of conflicts of law.
(c) No Waiver. No failure by the Company or a Participant at any time to give notice of any breach by the Company or a Participant, or to require compliance with, any condition or provision of this Plan shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
(d) Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Plan all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.
(e) Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
(f) Interpretations. For purposes of this Plan, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation.” The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
(g) Successors. This Plan shall be binding upon and inure to the benefit of the Company and any successor of the Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Participants’ rights, benefits and obligations under this Plan are personal and shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.
(h) Deemed Resignations. Any termination of a Participant’s employment shall constitute an automatic resignation of such Participant as an officer of the Company and each Affiliate of the Company, an automatic resignation from the board of directors, if applicable, of the Company and each Affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body such Participant serves as the Company’s or such Affiliate’s designee or other representative.
(i) No Guarantee of Employment. This Plan shall not be construed as creating any contract of employment between the Company and its Affiliates, on the one hand, and any Participant, on the other hand, nor shall this Plan be construed as restricting in any way the rights of the Company or any of its Affiliates to terminate the employment of any Participant at any time and for any reason subject, however, to any rights of a Participant under this Plan.
(j) Amendment and Termination of this Plan. The Committee may amend, modify or terminate this Plan at any time; provided, however, that (i) except as specifically provided in Section 6, no amendment that is materially adverse to a Participant will be effective without such Participant’s written consent until one year after its adoption, (ii) termination of the Plan will not be effective until the first anniversary of the date of the relevant corporate action authorizing the Plan’s termination, (iii) no amendment that is materially adverse to a Participant may be adopted or become effective during the 24-month period following a Change in Control, and (iii) no such amendment, modification or termination shall affect the right to any unpaid Severance Benefits of a Participant whose Termination Date has occurred prior to such amendment, modification or termination of this Plan. The failure of the Company or a Participant to insist upon strict adherence to any term of this Plan on any occasion shall not be considered as a waiver of the rights of the Company or such Participant or deprive the Company or such Participant of the right thereafter to insist upon strict adherence to that term or any other term of this Plan. No failure or delay by the Company or a Participant in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

SECTION 9. Survival. If a Participant’s Termination Date occurs while the Plan is in effect, the provisions of this Plan, including Sections 3, 4, 5, 6, 7 and 8 shall survive and remain binding and enforceable, notwithstanding the expiration or termination of this Plan or the termination of such Participant’s employment with the Company or any of its Affiliates, to the extent necessary to preserve the intended benefits of such provisions.
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IN WITNESS WHEREOF, the Company has caused this Executive Severance Plan to be executed on its behalf, effective as of September 2, 2020.

CONN’S, INC.

/s/ Norman L. Miller
Norman L. Miller
Chairman of the Board, Chief Executive Officer and President
(Principal Executive Officer)